Exhibit 99.1

For Immediate Release October 25, 2006 Listed: TSX, NYSE	Symbol: POT
PotashCorp Reports Record Third-Quarter Earnings
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today announced third-quarter earnings of $145.2 million, or $1.37 per share1, which is a record for any third quarter in the company’s history. Driven by higher volumes in potash and phosphate, these earnings surpassed the $130.3 million ($1.17 per share) earned in the same quarter last year and raised the year-to-date total to $445.8 million ($4.21 per share), compared to $425.8 million ($3.79 per share) for the first nine months of 2005. Gross margin for the quarter of $245.8 million was below the $279.5 million in the same period last year due to lower North American potash prices, higher offshore potash distribution costs and lower nitrogen prices. Cash flow prior to working capital changes2 of $228.8 million was 12 percent higher than in last year’s third quarter, and raised the year-to-date total to $675.2 million, 1 percent higher than the nine-month total in 2005. Our guidance assumed a positive impact of approximately $0.20 per share for a tax and related interest refund in the quarter, while our actual benefit recorded was only $0.07. In addition to this $0.13-per-share difference, we had unforecasted writedowns of certain phosphate assets ($0.04 per share).
Investments in Arab Potash Company Limited (APC), Sociedad Quimica y Minera de Chile (SQM) and Israel Chemicals Ltd. (ICL) generated $19.6 million during the quarter and, along with contributions from our investment in Sinochem Hong Kong Holdings Limited (Sinofert) in China, raised the year-to-date total to $60.1 million. The total market value of our interest in these publicly traded companies equates to approximately $22 per PotashCorp share and exceeds their book value on our balance sheet by almost $1.4 billion.
“This quarter demonstrated that the need for potash and other fertilizers can be delayed, but not denied,” said PotashCorp President and Chief Executive Officer Bill Doyle. “The first seven months of the year provided an opportunity to show how our diverse, high-quality assets and focused long-term strategies enable PotashCorp to remain highly profitable, even through a dip in the potash market. As potash customers returned to the table during the quarter, we achieved record performance for our shareholders.”
Market Conditions
After the settlement of potash price contracts with China and India at the end of July, these large buyers took significant volumes in August and September, as did other global customers. Inventories of North American potash producers were reduced to levels 1 percent over the five-year average by the end of the quarter. This tightening of supply began to reverse the weakening domestic spot prices for potash prevalent early in the quarter, while offshore prices rebounded more quickly.
Nitrogen fertilizer fundamentals remained sound in the United States as prices fell, following their typical seasonal pattern and in relation to declining natural gas costs. However, ammonia prices rose late in the quarter as tight global supply conditions led to a decoupling from US gas costs. In phosphate, strong markets remained intact for industrial and feed products. Solid fertilizers were supported by healthy demand from offshore markets, but North American demand was weak because buyers lacked confidence in pricing.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK     CANADA     S7K 7G3     PHONE (306) 933-8520     FAX (306) 933-8844

Potash
Potash gross margin for the period fell to $153.6 million from $167.6 million in last year’s third quarter as price weakening more than offset volume gains. Gross margin as a percentage of net sales for the quarter fell to 53 percent from 61 percent in the same period last year. However, this lower gross margin combined with higher potash-related capital expenditures led to an offsetting $16.3-million decline in provincial mining taxes in the quarter. For the first nine months, with protracted negotiations, potash gross margin was $377.2 million compared to $567.1 million in the same period of 2005.
Higher producer inventories at the start of the quarter contributed to heightened competitive pressures and lower North American prices. PotashCorp’s North American realized prices were down 4 percent from last year’s same quarter and 7 percent from the second quarter of this year. Offshore realized prices were relatively flat compared to the trailing quarter and down 10 percent versus the third quarter last year. Transportation and distribution costs for Canpotex, the offshore marketing company for Saskatchewan potash producers, were negatively impacted by $13 per tonne in the quarter due to lower volumes relative to fixed costs and higher ocean freight rates.
As volumes returned mid-quarter, PotashCorp’s total offshore sales improved to 1.4 million tonnes from 1.1 million tonnes in the third quarter last year. Canpotex shipped 2.4 million tonnes, a 46-percent increase from the same quarter last year. This included roughly 800,000 tonnes shipped to China and India, which were up 70 percent and 6 percent, respectively, from the third quarter of 2005, although volumes to these countries were down 71 percent and 40 percent, respectively, on a year-over-year basis. This movement ignited shipments to other Asian countries, as Malaysia and Indonesia combined to take almost 350,000 tonnes in the third quarter, while Vietnam and Japan had significant growth. Canpotex also shipped a record 640,000 tonnes to Brazil in the quarter, up 87 percent from the third quarter of 2005. In North America, our volumes were off 6 percent from the same quarter last year due to a delayed start to the fall season.
Cost of goods sold also rose, due in part to the increased shutdown weeks as the company remained true to our strategy of matching production to meet market demand. We incurred 12.4 plant shutdown weeks during the quarter, up from 8.9 weeks during the same period last year. As a result, we produced 1.4 million tonnes of potash compared to 1.7 million tonnes in the third quarter of 2005. PotashCorp’s inventories at the end of the quarter were reduced to 0.7 million tonnes from 1.35 million tonnes at the beginning of the quarter.
Nitrogen
Nitrogen gross margin of $62.4 million was down 22 percent from the $79.7 million generated in the same quarter last year, but the year-to-date total of $233.5 million was only 4 percent below the first nine months of 2005. The drop reflected a price shift during the first two months of the quarter resulting from a decrease in US natural gas prices. Trinidad, where we have lower-cost, long-term natural gas contracts, continued to prove its value, contributing $39.4 million, or 63 percent, of nitrogen gross margin in the quarter. US nitrogen operations generated $7.3 million in gross margin, while hedging gains added another $15.7 million. Total hedging gains year to date were $55.8 million, 55 percent higher than in the same period last year.
Realized prices for ammonia and urea were down 9 percent and 14 percent respectively quarter over quarter as US gas costs declined. Our average natural gas cost for the quarter, which includes the benefit of our hedge and our lower-cost Trinidad gas contracts, was $3.50 per MMBtu, 20 percent lower than for the same quarter last year and 9 percent lower than in the second quarter of 2006.

2

Industrial product demand remained strong, rising 12 percent from the same period last year and representing 68 percent of nitrogen sales volumes in the quarter. Ammonia sales volumes increased 17 percent, as demand was strong, and 65,000 additional tonnes were available after the final stage of Trinidad debottlenecking was completed in the second quarter. Fertilizer sales were down 24 percent, including a 22-percent drop in urea fertilizer volumes, reflecting higher sales last year caused by concerns over product availability following Hurricane Katrina.
In September 2006, PotashCorp elected to permanently discontinue ammonia and urea production at our Memphis, TN facility. The plant had been put into indefinite shutdown mode in June 2003 due to high natural gas costs eroding nitrogen fertilizer margins. There was no material financial statement impact in the quarter resulting from these changes.
Phosphate
A $6.3-million writedown of assets at our Geismar, LA facility resulted in phosphate gross margin falling to $29.8 million this quarter from $32.2 million in the same period last year. Year to date, phosphate has generated a $92.0-million gross margin, 29 percent higher than the $71.3 million in the first nine months of 2005. Higher-margin feed and industrial products contributed $15.8 million and $10.4 million respectively, while liquid fertilizer added $1.0 million, net of the $6.3-million writedown.
Our strategy to focus on non-fertilizer products paid dividends as prices for feed products rose 12 percent from last year’s third quarter, while industrial and liquid prices were each up 8 percent quarter over quarter. Sulfur prices were 7 percent higher quarter over quarter, while phosphate rock costs were up 7 percent over the same period last year due to higher costs for purchased rock at Geismar and higher processing costs at both our Aurora, NC and White Springs, FL mines.
Liquid sales volumes were 3 percent lower than in the same quarter last year, but were 40 percent higher than in the second quarter of 2006 due to stronger offshore demand, primarily in India. Industrial volumes were 10 percent lower than in last year’s third quarter due to timing of demand. Feed phosphate volumes were up 13 percent quarter over quarter, as a 49-percent increase in offshore demand, primarily in Mexico, more than offset an 11-percent decline in other North American volumes.
Solid fertilizer volumes were up 16 percent from last year’s third quarter, as offshore customers, led by India, increased purchases by 155 percent. North American solid fertilizer sales were off 34 percent from the third quarter of 2005 as customers delayed purchasing to see if prices would decline.
Financial
PotashCorp benefited from $6.6 million in additional income tax refunds plus $1.8 million in related interest due to the Canadian appeal court decision in the case of a uranium producer. This was below the amount we originally expected, but additional amounts are expected to be received during the fourth quarter of 2006 and possibly the first quarter of 2007. This refund reduced our income tax rate for the quarter below our consolidated effective rate of 30 percent.
A foreign currency gain of $4.7 million was realized in the third quarter, driven primarily by treasury activity and the revaluation of Canadian net monetary items on our balance sheet at a marginally weaker Canadian dollar. This compares to a $24.4-million foreign currency loss in the same quarter last year, caused by substantial strengthening of the Canadian dollar in that period.

3

During the third quarter, $133.8 million went to capital expenditures on property, plant and equipment, compared to $109.0 million in the same quarter last year. The increase was primarily due to bringing back idled potash capacity at our Allan, SK and Lanigan, SK operations. Total capital expenditures for the year to date are $384.9 million, exceeding the 2005 full-year total of $382.7 million.
Outlook
Grain prices are improving, driven by projections that the global stocks-to-use ratio for wheat and coarse grains will fall to 14.8 percent, the lowest in recorded history. Wheat has been affected by persistent drought in key growing areas, while there is a substantial increase in global use of corn for energy production. By 2008, biofuel production in the US is expected to consume 3 billion bushels of corn annually, which could exceed the volumes sent to export markets, even as China could be expected to substantially increase imports. The rising demand for crops is also evident offshore, where sugar and corn are used extensively for ethanol production, while oil-generating crops such as oil palm, soybeans and canola are used in biodiesel. Increasing production on existing global agricultural lands will be necessary to meet the demands of both food and fuel. These conditions encourage planting and yield maximization, which can be expected to increase world fertilizer consumption. In the US alone, we anticipate that total consumption of the three primary nutrients could rebound 10-15 percent during the 2006/07 fertilizer season.
Following the prolonged 2006 potash price negotiations with China and India and the resulting inventory destocking in most offshore markets, global potash supply/demand fundamentals have tightened significantly. External industry consultants expect global demand to grow by 7 percent in 2007 in order to meet this expected consumption growth and the required inventory restocking. This is expected to make PotashCorp’s excess potash capacity, buoyed by increased production as a result of debottlenecking projects, extremely valuable.
Canpotex is expected to continue shipping at full capacity through the end of 2006. Fourth-quarter volumes to China are projected to be similar to those shipped in the third quarter, providing much needed product for application but falling short of building inventories in that country. As a result, we expect Canpotex and Sinofert to agree on 2007 pricing late in the fourth quarter, allowing for seamless shipping into the new year.
In nitrogen, continuing high costs for European natural gas and for ammonia transportation have resulted in production curtailments abroad, which in turn have created new import demand in Europe. These cost increases have also helped raise the delivered floor price for North America. Ammonia from traditional US import sources other than Trinidad is less competitive on a delivered basis to the US Gulf. This should allow our company to increase the profitability of our industrial-focused US nitrogen production, while Trinidad’s increased ammonia production capability and its proximity to the US will continue to be very advantageous, particularly as North American gas prices rise ahead of the winter season.
Our total North American 10-year gas hedge position is currently valued in excess of $150 million, with our remaining 2006 position representing $14 million.
We expect continuing stable phosphate demand and pricing in liquids, industrial and feed products for the remainder of the year. Solid phosphate fertilizer supply/demand fundamentals are reasonably tight as we enter the US fall fertilizer season, providing an opportunity for price improvements.
As 2006 winds up, capital expenditures are now expected to be $525 million, plus capitalized interest, of which $155 million relates to sustaining capital. Significant funds continue to be spent on bringing back idled capacity at Lanigan, while work on new compaction capacity continues at Allan. Depending on the results of the ongoing Canadian taxation authority review of previous taxation years, PotashCorp may receive further income tax refunds in the fourth quarter of 2006 and first quarter of 2007.

4

PotashCorp is expecting fourth-quarter net income per share to be in the range of $1.50-$1.75, based on a $1.12 Canadian dollar. Net income for the full year is expected to be in the range of $5.70-$6.00 per share. In the current trading range of the Canadian dollar relative to the US dollar, each one-cent change in the Canadian dollar will typically have an impact of approximately $3.0 million on the foreign-exchange line, or $0.02 per share on an after-tax basis, although this is primarily a non-cash item.
Conclusion
“The fundamentals for our business are favorably aligned, with low grain stocks, rising crop commodity prices and much tighter potash inventories going forward,” said Doyle. “Our ability to use our excess capacity to produce more potash to fill rising demand and capture higher prices on these increased volumes will allow us to do even more to maximize the value of our company for shareholders.”

Notes:

1.	All references to per-share amounts pertain to diluted net income per share.

2.	See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in phosphate and fourth largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.
This release contains forward-looking statements. These statements are based on certain factors and assumptions as set forth in this release, including foreign exchange rates, expected growth, results of operations, performance and business prospects and opportunities. While the company considers these factors and assumptions to be reasonable, based on information currently available, they may prove to be incorrect. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes. Additional risks and uncertainties can be found in our 2005 annual report to shareholders and in filings with the U.S. Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. In the case of guidance, should subsequent events show that the forward-looking statements released herein may be materially off-target, the company will evaluate whether to issue and, if appropriate following such review, issue a news release updating guidance or explaining reasons for the difference.

For further information please contact: Betty-Ann Heggie Senior Vice President, Corporate Relations
Phone:	(306) 933-8521
Fax:	(306) 933-8844
E-mail:	corporate.relations@potashcorp.com
Web Site:	www.potashcorp.com

PotashCorp will host a conference call on Wednesday, October 25, 2006, at 1:00 p.m. Eastern Time. To join the call, dial (416) 644-3426 at least 10 minutes prior to the start time. Use reservation ID #21181911. Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode. This news release is also available at this same website.

5

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	September 30,	December 31,
	2006	2005

Assets
Current assets
Cash and cash equivalents	$191.4	$93.9
Accounts receivable	454.4	453.3
Inventories	491.4	522.5
Prepaid expenses and other current assets	64.4	41.1

	1,201.6	1,110.8

Property, plant and equipment	3,455.6	3,262.8
Other assets (Note 2)	985.3	852.8
Intangible assets	30.5	34.5
Goodwill	97.0	97.0

	$5,770.0	$5,357.9

Liabilities
Current liabilities
Short-term debt	$530.0	$252.2
Accounts payable and accrued charges	490.5	842.7
Current portion of long-term debt	400.7	1.2

	1,421.2	1,096.1

Long-term debt	857.1	1,257.6
Future income tax liability	575.6	543.3
Accrued pension and other post-retirement benefits	218.4	213.9
Accrued environmental costs and asset retirement obligations	102.5	97.3
Other non-current liabilities and deferred credits	20.2	17.2

	3,195.0	3,225.4

Shareholders’ Equity
Share capital	1,397.8	1,379.3
Unlimited authorization of common shares without par value; issued and outstanding 103,997,569 and 103,593,792 at September 30, 2006 and December 31, 2005, respectively
Contributed surplus	61.0	36.3
Retained earnings	1,116.2	716.9

	2,575.0	2,132.5

	$5,770.0	$5,357.9

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005

Sales (Note 5)	$953.5	$938.0	$2,743.8	$2,916.7
Less: Freight	65.6	59.9	182.8	194.5
Transportation and distribution	37.6	29.8	104.6	90.8
Cost of goods sold	604.5	568.8	1,753.7	1,748.6

Gross Margin	245.8	279.5	702.7	882.8

Selling and administrative	35.9	31.8	114.6	116.0
Provincial mining and other taxes	12.5	28.8	41.2	111.4
Foreign exchange (gain) loss	(4.7)	24.4	9.2	12.4
Other income (Note 8)	(21.1)	(20.4)	(72.3)	(54.3)

	22.6	64.6	92.7	185.5

Operating Income	223.2	214.9	610.0	697.3
Interest Expense	25.2	20.4	69.1	61.7

Income Before Income Taxes	198.0	194.5	540.9	635.6
Income Taxes (Note 3)	52.8	64.2	95.1	209.8

Net Income	$145.2	$130.3	445.8	425.8

Retained Earnings, Beginning of Period			716.9	701.5
Repurchase of Common Shares			—	(182.9)
Dividends			(46.5)	(49.2)

Retained Earnings, End of Period			$1,116.2	$895.2

Net Income Per Share (Note 4)
Basic	$1.40	$1.20	$4.30	$3.88
Diluted	$1.37	$1.17	$4.21	$3.79

Dividends Per Share	$0.15	$0.15	$0.45	$0.45

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005

Operating Activities
Net income	$145.2	$130.3	$445.8	$425.8

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	62.2	59.0	181.4	181.0
Stock-based compensation	2.8	1.7	26.8	25.7
(Gain) loss on disposal of long-term assets	(4.2)	0.2	(3.9)	5.7
Provision for plant shutdowns — phosphate segment	6.3	—	6.3	—
Foreign exchange on future income tax	—	14.0	12.1	10.0
Provision for future income tax	17.8	6.4	3.9	21.0
Undistributed earnings of equity investees	(10.6)	(10.3)	(9.1)	(24.7)
Other long-term liabilities	9.3	3.6	11.9	22.6

Subtotal of adjustments	83.6	74.6	229.4	241.3

Changes in non-cash operating working capital
Accounts receivable	(52.6)	(42.8)	(1.1)	(70.8)
Inventories	23.3	(43.5)	21.8	(33.9)
Prepaid expenses and other current assets	10.4	(14.7)	(23.3)	(14.2)
Accounts payable and accrued charges	15.0	200.6	(319.0)	226.3

Subtotal of changes in non-cash operating working capital	(3.9)	99.6	(321.6)	107.4

Cash provided by operating activities	224.9	304.5	353.6	774.5

Investing Activities
Additions to property, plant and equipment	(133.8)	(109.0)	(384.9)	(246.4)
Purchase of long-term investments	—	(97.4)	(130.0)	(190.9)
Proceeds from disposal of property, plant and equipment and long-term investments	7.8	0.6	10.0	11.1
Other assets and intangible assets	(0.7)	4.7	2.3	7.7

Cash used in investing activities	(126.7)	(201.1)	(502.6)	(418.5)

Cash before financing activities	98.2	103.4	(149.0)	356.0

Financing Activities
Repayment of long-term debt obligations	(0.3)	(0.3)	(1.0)	(0.9)
(Repayment of) proceeds from short-term debt obligations	(26.5)	1.4	277.8	1.2
Dividends	(15.2)	(16.2)	(45.7)	(49.4)
Repurchase of common shares	—	(213.5)	—	(530.9)
Issuance of common shares	5.5	29.9	15.4	93.1

Cash (used in) provided by financing activities	(36.5)	(198.7)	246.5	(486.9)

Increase (decrease) in Cash and Cash Equivalents	61.7	(95.3)	97.5	(130.9)
Cash and Cash Equivalents, Beginning of Period	129.7	423.3	93.9	458.9

Cash and Cash Equivalents, End of Period	$191.4	$328.0	$191.4	$328.0

Supplemental cash flow disclosure
Interest paid	$24.4	$14.1	$74.5	$54.8
Income taxes paid	$18.7	$19.0	$243.2	$126.4

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2006
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.     Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these interim condensed consolidated financial statements are consistent with those used in the preparation of the 2005 annual consolidated financial statements, except as described below.
These interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2005 annual consolidated financial statements. In management’s opinion, the unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
Implicit Variable Interests
In January 2006, the company adopted Emerging Issues Committee Abstract No. 157, “Implicit Variable Interests Under AcG-15” (“EIC-157”). This EIC addresses whether a company has an implicit variable interest in a variable interest entity (“VIE”) or potential VIE when specific conditions exist. An implicit variable interest acts the same as an explicit variable interest except that it involves the absorbing and/or receiving of variability indirectly from the entity (rather than directly). The identification of an implicit variable interest is a matter of judgment that depends on the relevant facts and circumstances. The implementation of EIC-157 did not have a material impact on the company’s consolidated financial statements.
Conditional Asset Retirement Obligations
In April 2006, the company adopted Emerging Issues Committee Abstract No. 159, “Conditional Asset Retirement Obligations” (“EIC-159”). This EIC clarifies the accounting treatment for a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Under this EIC, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The implementation of this EIC did not have a material impact on the company’s consolidated financial statements.
2.     Other Assets
In February 2006, the company acquired an additional 10.01-percent interest in the ordinary shares of Sinochem Hong Kong Holdings Limited (“Sinofert”) for cash consideration of $126.3. The purchase price was financed by short-term debt. The additional investment increased the company’s interest in Sinofert to 20 percent.
In April 2006, the company purchased an additional 220,100 shares of Arab Potash Company Ltd. (“APC”) for cash consideration of $3.7. The company’s ownership interest in APC remains at approximately 28 percent.
In October 2006, the company acquired an additional 6,086,000 Class B shares of Sociedad Quimica y Minera de Chile S.A. (“SQM”) for cash consideration of $75.5. The additional investment increases the company’s interest in SQM to 27 percent.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2006
(in millions of US dollars except share and per-share amounts)
(unaudited)
3.     Income Taxes
The company’s consolidated effective income tax rate for the three months ended September 30, 2006 is approximately 27 percent (2005 — 33 percent) and for the nine months ended September 30, 2006 is approximately 18 percent (2005 — 33 percent). The reduction in the consolidated effective income tax rates was due to the following:
• During the three months ended June 30, 2006, the company reduced its consolidated effective income tax rate from 33 percent to 30 percent for the 2006 year. The impact of this change on prior periods, as applicable, was reflected during that quarter. The change was primarily attributable to two factors. First, during the three months ended June 30, 2006, the Province of Saskatchewan enacted changes to the corporation income tax. The corporate income tax rate will be reduced from 17 percent to 12 percent over the next three years, with a 3 percentage point reduction (to 14 percent) effective July 1, 2006 and further 1 percentage point reductions on July 1, 2007 and July 1, 2008. The impact of this change on the company’s future income tax liability was recognized during the second quarter of 2006. Second, during the three months ended June 30, 2006, the company revised its estimated allocation of annual income before income taxes by jurisdiction.
• During the three months ended June 30, 2006, the Government of Canada enacted changes to the federal corporation income tax and the corporate surtax. The federal corporate income tax rate will be reduced from 21 percent to 19 percent over the next four years, with a 0.5 percentage point reduction effective January 1, 2008 and January 1, 2009, and a further 1 percentage point reduction on January 1, 2010. The federal corporate surtax will be reduced from 1.12 percent to nil in 2008. The impact of this change on the company’s future income tax liability was recognized during the second quarter of 2006.
• Income tax refunds totaling $22.4 were recorded relating to a recent Canadian appeals court decision (pertaining to a uranium producer) which affirmed the deductibility of the Saskatchewan capital tax resource surcharge. Refunds of $12.3 were recognized during the three months ended March 31, 2006, a refund of $3.5 was recognized during the three months ended June 30, 2006, and a refund of $6.6 was recognized during the three months ended September 30, 2006 (refunds were for taxation years 1999 and 2001 through 2004). The company also expects further income tax refunds in respect of previous taxation years. These refunds are currently under review and have not been reflected in these interim condensed consolidated financial statements.
4.     Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended September 30, 2006 of 103,907,000 (2005 — 108,164,000). Basic net income per share for the year to date is calculated on the weighted average shares issued and outstanding for the nine months ended September 30, 2006 of 103,781,000 (2005 — 109,623,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (i) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (ii) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended September 30, 2006 was 106,045,000 (2005 — 111,102,000) and for the nine months ended September 30, 2006 was 105,934,000 (2005 — 112,460,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2006
(in millions of US dollars except share and per-share amounts)
(unaudited)
5.     Segment Information
The company has three reportable business segments: potash, nitrogen and phosphate. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended September 30, 2006
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$334.3	$292.6	$326.6	$—	$953.5
Freight	33.6	9.4	22.6	—	65.6
Transportation and distribution	10.5	13.4	13.7	—	37.6
Net sales — third party	290.2	269.8	290.3	—
Cost of goods sold	136.6	207.4	260.5	—	604.5
Gross margin	153.6	62.4	29.8	—	245.8
Depreciation and amortization	16.4	19.5	23.3	3.0	62.2
Inter-segment sales	0.2	25.4	0.9	—	—

	Three Months Ended September 30, 2005
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$313.4	$332.7	$291.9	$—	$938.0
Freight	30.6	8.9	20.4	—	59.9
Transportation and distribution	8.5	11.0	10.3	—	29.8
Net sales — third party	274.3	312.8	261.2	—
Cost of goods sold	106.7	233.1	229.0	—	568.8
Gross margin	167.6	79.7	32.2	—	279.5
Depreciation and amortization	14.6	18.1	23.8	2.5	59.0
Inter-segment sales	0.5	26.2	2.5	—	—

	Nine Months Ended September 30, 2006
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$856.5	$966.9	$920.4	$—	$2,743.8
Freight	91.4	28.1	63.3	—	182.8
Transportation and distribution	28.9	40.3	35.4	—	104.6
Net sales — third party	736.2	898.5	821.7	—
Cost of goods sold	359.0	665.0	729.7	—	1,753.7
Gross margin	377.2	233.5	92.0	—	702.7
Depreciation and amortization	43.2	57.8	70.5	9.9	181.4
Inter-segment sales	5.0	85.8	5.5	—	—

	Nine Months Ended September 30, 2005
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$1,067.1	$1,001.9	$847.7	$—	$2,916.7
Freight	105.3	29.0	60.2	—	194.5
Transportation and distribution	27.1	36.5	27.2	—	90.8
Net sales — third party	934.7	936.4	760.3	—
Cost of goods sold	367.6	692.0	689.0	—	1,748.6
Gross margin	567.1	244.4	71.3	—	882.8
Depreciation and amortization	51.0	52.5	70.1	7.4	181.0
Inter-segment sales	4.9	74.7	11.4	—	—
Provision for Plant Shutdowns — Phosphate Segment
In July 2006, the company indefinitely suspended production of Super Phosphoric Acid and Poly-N phosphate products at its Geismar, Louisiana facilities due to higher input costs and lower product margins for those products at that facility, compared to the company’s other facilities. No employee positions were terminated. The plants have not been re-started since that time and company management has determined that there are no immediate intentions of re-starting the plants.
In connection with the shutdowns, management determined that the carrying amounts of the long-lived assets related to the production facilities were not fully recoverable, and an impairment loss of $6.3, equal to the amount by which the carrying amount of the asset groups exceeded their respective fair values, was recognized. Fair values were determined based on an estimate of future cash flows resulting from the use of the assets and their eventual disposition. All of the impairment charge related to property, plant and equipment and is included in cost of goods sold.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2006
(in millions of US dollars except share and per-share amounts)
(unaudited)
6.     Stock-Based Compensation
On May 4, 2006, the company’s shareholders approved the 2006 Performance Option Plan under which the company may, after February 27, 2006 and before January 1, 2007, issue options to acquire up to 1,400,000 common shares. Under the plan, the exercise price is the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of grant, and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of September 30, 2006, options to purchase a total of 894,900 common shares have been granted under the plan. The weighted average fair value of options granted was $38.53 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Expected dividend	$0.60
Expected volatility	30%
Risk-free interest rate	4.90%
Expected life of options	6.5 years
7.     Pension and Other Post-Retirement Expenses

Defined Benefit Pension Plans	Three Months Ended		Nine Months Ended
	September 30		September 30

	2006	2005	2006	2005

Service cost	$3.6	$3.4	$10.8	$10.4
Interest cost	8.5	7.8	25.3	23.4
Expected return on plan assets	(9.7)	(9.5)	(28.9)	(27.9)
Net amortization	2.9	1.9	8.6	4.9

Net expense	$5.3	$3.6	$15.8	$10.8

Other Post-Retirement Plans	Three Months Ended		Nine Months Ended
	September 30		September 30

	2006	2005	2006	2005

Service cost	$1.1	$1.4	$3.5	$4.2
Interest cost	3.2	3.3	9.3	9.9
Net amortization	(0.1)	0.4	(0.3)	1.2

Net expense	$4.2	$5.1	$12.5	$15.3

For the three months ended September 30, 2006, the company contributed $6.2 to its defined benefit pension plans, $3.2 to its defined contribution pension plans and $2.4 to its other post-retirement plans. Contributions for the nine months ended September 30, 2006 were $19.7 to defined benefit pension plans, $12.1 to defined contribution pension plans and $6.7 to other post-retirement plans. Total 2006 contributions to these plans are not expected to differ significantly from the amounts previously disclosed in the consolidated financial statements for the year ended December 31, 2005.
8. Other Income

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2006	2005	2006	2005

Share of earnings of equity investees	$10.6	$16.8	$39.0	$43.3
Dividend income	9.0	6.1	21.1	9.2
Other	1.5	(2.5)	12.2	1.8

	$21.1	$20.4	$72.3	$54.3

9.     Comparative Figures
Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005

Potash Operating Data
Production (KCl Tonnes — thousands)	1,437	1,698	4,626	6,458
Shutdown weeks	12.4	8.9	60.8	17.9
Sales (tonnes — thousands)
North America	673	714	1,939	2,608
Offshore	1,410	1,075	3,093	3,904

	2,083	1,789	5,032	6,512

Potash Net Sales
(US $ millions)
Sales	$334.3	$313.4	$856.5	$1,067.1
Less: Freight	33.6	30.6	91.4	105.3
Transportation and distribution	10.5	8.5	28.9	27.1

Net Sales	$290.2	$274.3	$736.2	$934.7

North America	$108.8	$120.6	$329.9	$405.2
Offshore	179.4	151.9	398.6	520.7

Potash Subtotal	288.2	272.5	728.5	925.9
Miscellaneous Products	2.0	1.8	7.7	8.8

	$290.2	$274.3	$736.2	$934.7

Potash Average Price per MT
North America	$161.89	$169.08	$170.13	$155.36
Offshore	$127.22	$141.28	$128.88	$133.39

	$138.42	$152.34	$144.77	$142.19

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005

Nitrogen Operating Data
Production (N Tonnes — thousands)	689	634	1,870	1,946
Average Natural Gas Cost per MMBtu	$3.50	$4.40	$3.92	$4.04
Sales (tonnes — thousands)
Manufactured Product
Ammonia	438	375	1,244	1,263
Urea	290	356	899	1,046
Nitrogen solutions/Nitric acid/Ammonium nitrate	503	441	1,354	1,370

Manufactured Product	1,231	1,172	3,497	3,679
Purchased Product	20	118	89	314

	1,251	1,290	3,586	3,993

Fertilizer sales tonnes	396	524	1,133	1,532
Industrial/Feed sales tonnes	855	766	2,453	2,461

	1,251	1,290	3,586	3,993

Nitrogen Net Sales
(US $ millions)
Sales	$292.6	$332.7	$966.9	$1,001.9
Less: Freight	9.4	8.9	28.1	29.0
Transportation and distribution	13.4	11.0	40.3	36.5

Net Sales	$269.8	$312.8	$898.5	$936.4

Manufactured Product
Ammonia	$111.1	$104.6	$369.8	$343.2
Urea	70.8	100.8	239.7	283.6
Nitrogen solutions/Nitric acid/Ammonium nitrate	75.1	66.0	240.0	204.0
Miscellaneous	6.9	7.0	21.5	19.2

Net Sales Manufactured Product	263.9	278.4	871.0	850.0
Net Sales Purchased Product	5.9	34.4	27.5	86.4

	$269.8	$312.8	$898.5	$936.4

Fertilizer net sales	$81.1	$131.5	$275.1	$378.9
Industrial/Feed net sales	188.7	181.3	623.4	557.5

	$269.8	$312.8	$898.5	$936.4

Nitrogen Average Price per MT
Ammonia	$253.58	$278.60	$297.26	$271.65
Urea	$244.35	$283.04	$266.58	$270.93
Nitrogen solutions/Nitric acid/Ammonium nitrate	$149.41	$149.61	$177.31	$148.91

Manufactured Product	$214.45	$237.46	$249.10	$230.99
Purchased Product	$284.18	$291.95	$308.59	$275.30

	$215.59	$242.43	$250.58	$234.47

Fertilizer average price per MT	$204.90	$250.88	$242.74	$247.39
Industrial/Feed average price per MT	$220.54	$236.65	$254.20	$226.44

	$215.59	$242.43	$250.58	$234.47

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	509	544	1,493	1,552
P2O5 Operating Rate	90%	87%	88%	83%
Sales (tonnes — thousands)
Fertilizer — Liquid phosphates	259	266	704	687
Fertilizer — Solid phosphates	428	369	1,190	1,163
Feed	223	198	585	651
Industrial	156	174	485	505

	1,066	1,007	2,964	3,006

Phosphate Net Sales
(US $ millions)
Sales	$326.6	$291.9	$920.4	$847.7
Less: Freight	22.6	20.4	63.3	60.2
Transportation and distribution	13.7	10.3	35.4	27.2

Net Sales	$290.3	$261.2	$821.7	$760.3

Fertilizer — Liquid phosphates	$61.1	$58.0	$165.6	$151.0
Fertilizer — Solid phosphates	101.2	86.3	288.1	260.3
Feed	66.7	52.9	179.0	163.6
Industrial	58.2	60.4	180.1	175.1
Miscellaneous	3.1	3.6	8.9	10.3

	$290.3	$261.2	$821.7	$760.3

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$235.66	$217.93	$235.17	$219.73
Fertilizer — Solid phosphates	$235.90	$233.77	$242.03	$223.74
Feed	$299.07	$266.82	$306.34	$251.36
Industrial	$374.60	$347.51	$371.42	$346.91

	$272.22	$259.35	$277.26	$252.93

Exchange Rate (Cdn$/US$)

	2006	2005

December 31		1.1659
September 30	1.1153	1.1611
Third-quarter average conversion rate	1.1204	1.2223

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A.     EBITDA
Set forth below is a reconciliation of “EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2006	2005	2006	2005

Net income	$145.2	$130.3	$445.8	$425.8
Income taxes	52.8	64.2	95.1	209.8
Interest expense	25.2	20.4	69.1	61.7
Depreciation and amortization	62.2	59.0	181.4	181.0

EBITDA	$285.4	$273.9	$791.4	$878.3

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that this measurement is useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B.     CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2006	2005	2006	2005

Cash flow prior to working capital changes [1]	$228.8	$204.9	$675.2	$667.1

Changes in non-cash operating working capital
Accounts receivable	(52.6)	(42.8)	(1.1)	(70.8)
Inventories	23.3	(43.5)	21.8	(33.9)
Prepaid expenses and other current assets	10.4	(14.7)	(23.3)	(14.2)
Accounts payable and accrued charges	15.0	200.6	(319.0)	226.3

Changes in non-cash operating working capital	(3.9)	99.6	(321.6)	107.4

Cash provided by operating activities	$224.9	$304.5	$353.6	$774.5

Free cash flow [2]	$94.3	$100.6	$292.6	$428.4
Additions to property, plant and equipment	133.8	109.0	384.9	246.4
Other assets and intangible assets	0.7	(4.7)	(2.3)	(7.7)
Changes in non-cash operating working capital	(3.9)	99.6	(321.6)	107.4

Cash provided by operating activities	$224.9	$304.5	$353.6	$774.5

1 The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.
2 The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.
Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.